November 2011

Golden Grain Energy Member Update

Golden Grain Energy · 1822 43rd St. SW · Mason City, IA 50401
641-423-8525 · 888-GGE-CORN · Fax: 641-421-8457

Energy for a Clean Environment

Page 2: Financial report

OUR MISSION is to ***"add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve."***

Golden Grain Energy LLC Board of Directors
Dave Sovereign, Chairman
Steve Sukup, Vice Chairman
Stan Laures, Secretary
Jim Boeding
Steve Retterath
Jerry Calease
Marion Cagley
Steve Core
Leslie Hansen
Duane Lynch
Ed Hatten

Management Team
Walter Wendland, President & CEO
Curt Strong, Commodity Manager
Chad E. Kuhlers, Chief Operating Officer
Christy Marchand, Chief Financial Officer

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

GGE board declares $15.9M distribution

On Monday, Nov. 21, the Golden Grain Energy Board of Directors Monday approved a distribution of nearly $16 million to shareholders of record as of Nov. 15. That equals $0.65 per unit.

President and CEO Walt Wendland said the dividend is a reflection of better than expected profits and hard work by GGE's employees. "We

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Board nominees needed by Dec. 15

Golden Grain Energy members interested in serving on the company's board of directors should fax, email or mail a nomination form to the board nominating committee by Dec. 15.

Two board seats are up for election at the annual meeting, which is tentatively scheduled for Feb. 20, 2012. Two individuals will be elected to serve three-years terms; the directors currently holding those seats are Jim Boeding and Duane Lynch.

There also is currently a vacancy on the board of directors due to the resignation of one of the company's directors. Under the company's operating agreement, the board of directors has the right to appoint a substitute director to fill the remaining term of the vacant director position. The vacant director position is scheduled to stand for re-election at our 2013 Annual Member Meeting.

At this time, the nominating committee is seeking nominees interested in both the two open 2012 director positions and the vacant position. The board of directors has decided that instead of simply selecting and appointing a substitute director to fill the vacancy, the board of directors will seek input from the members and will appoint, at its discretion, the nominee who receives the third most votes in the director election at the 2012 Annual Member Meeting. The nominee who is appointed by the Board of Directors will serve until the 2013 Annual Member Meeting.

Members interested in being a nominee for the board should call the GGE office at 641-423-8525 for a nomination form to be submitted to the committee. Nominating committee members are Marion Cagley (641-394-3551), Jerry Calease (319-275-4493) and Robert Kepple (641-823-4391).

GGE reports nearly $27M income for 2011 fiscal year

Golden Grain Energy is thrilled to report the fiscal year ending Oct. 31, 2011, resulted in approximately $26.8 million of income or $1.09 per unit. It is also noteworthy that the company had no term debt outstanding with our lender as of the end of the fiscal year and has a significant cash balance as of the delivery of this member update. Book value per unit was more than $4.50 as of Oct. 31, 2011. Consequently, the Board of Directors declared the $0.65 per unit distribution as noted on page 1 of approximately $15.9 million. We will withhold from the distribution the state taxes paid by us on our members' behalf for the 2010 tax year, if applicable. We expect to pay the distribution in late December 2011.

PAC form, direct deposit

Enclosed with this newsletter you will find a GGE Political Action Committee contribution form as well as a form to request or revise direct depositing of your distribution check. Please complete these and send them back to GGE in the enclosed envelope no later than Dec. 1, 2011.

— Christy Marchand,
Chief Financial Officer
Golden Grain Energy

Taxable income estimate

Golden Grain is in the planning stages of its 2011 tax return. Please remember that GGE's tax year runs from January 1 to December 31, unlike its fiscal year, which starts on November 1 and ends on October 31. These estimates contain projections of income for November and December and, therefore, if the actual results vary significantly the taxable income will also be affected. The K-1s will be sent out to all members as early as possible, likely in late February 2012.

- Taxable income of approximately $0.94 per unit
- Iowa investment tax credit of less than $0.01 per unit
- Domestic manufacturer's deduction of approximately $0.08 per unit (this should result in tax savings of about $0.025 per unit).

Annual meeting

GGE's annual meeting will be held at the Floyd Community Center, Floyd, IA, on Monday, Feb. 20. Registration and lunch starts at 11:30 a.m. with the meeting commencing at 1:00 p.m. There are two director seats up for election as well as a board vacancy as mentioned in the article on Page 1. We anticipate the proxy will be filed with the SEC by the end of December and ballots will be mailed to members in early January.

Investments pay off

cont'd from Page 1

started the year with a period of high-priced corn, low-priced ethanol and uncertainty about whether VEETC would expire," he said. "We still have high-priced corn, but a run-up in gasoline prices and high export demand boosted the value in ethanol and DDGs, so profits for the year are much better than we expected early on." Wendland said November and December also look to be positive months for Golden Grain.

Wendland said that the plant sold a record output of 112 million gallons of ethanol for the fiscal year ended Oct. 31, 2011, along with improving the ethanol yield per bushel of corn and continuing to focus on improved profitability. "It has been a whole team effort," he said.

Golden Grain Energy's total income for the fiscal year reached nearly $27 million, Wendland noted, and more than 20 percent of that was income reported from other renewable fuels companies in which Golden Grain Energy is an investor: marketing firm RPMG, and ethanol plants Absolute Energy, Guardian Energy and Homeland Energy Solutions.

Wendland said that the distribution represented 60 percent of Golden Grain Energy's earnings from ethanol and DDGs production and 100 percent of the cash received from distributions of investments in those companies.

Looking forward, Wendland noted that the VEETC tax incentives are slated to expire at the end of this year and are unlikely to be extended, but domestic and worldwide demand for ethanol should keep Golden Grain Energy in a strong financial position.